CANARY STAKED INJ ETF Form S-1

Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY STAKED INJ ETF”, FILED IN THIS OFFICE ON THE NINTH DAY OF JUNE, A.D. 2025, AT 11:02 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

10221067 8100	Authentication: 203894542
SR# 20253000931	Date: 06-09-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:02 AM 06/09/2025 FILED 11:02 AM 06/09/2025 SR 20253000931 - File Number 10221067	CERTIFICATE OF TRUST OF CANARY STAKED INJ ETF

THIS Certificate of Trust of Canary Staked INJ ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.    Name. The name of the statutory trust formed by this Certificate of Trust is Canary Staked INJ ETF.

2.    Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.    Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President